Exhibit 99.1

AMERICAN SUPERCONDUCTOR CORPORATION

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS

For the Year Ended March 31, 2007

	AMSC	Windtec	Pro Forma Adjustments for Acquisition		Combined Pro Forma
Revenues:
Contract revenue	$2,419,516	$772,490	—		$3,192,006
Product sales and prototype development contracts	49,763,414	11,152,303	$(2,584,330)	a	58,331,387

Total revenues	52,182,930	11,924,793	(2,584,330)		61,523,393
Costs and expenses:
Costs of revenue-contract revenue	1,970,451	450,469	—		2,420,920
Costs of revenue-product sales and prototype development contracts	50,729,572	7,095,750	(1,984,330)	ab	55,840,992
Research and development	17,453,326	1,618,832	—		19,072,158
Selling, general and administrative	17,894,000	728,609	1,666,071	b	20,288,680
Restructuring charge	523,567	—	—		523,567
Long-lived asset impairment charge	143,718	—	—		143,718

Total costs and expenses	88,714,634	9,893,660	(318,259)		98,290,035
Operating profit (loss)	(36,531,704)	2,031,133	(2,266,071)		(36,766,642)
Interest income (expense)	2,178,561	(24,890)	—		2,153,671
Other income (expense), net	(423,648)	36,853	—		(386,795)

Profit (loss) before income taxes	(34,776,791)	2,043,096	(2,266,071)		(34,999,766)
Income tax (expense) benefit	101,398	(510,773)	566,518	c	157,143

Net profit (loss)	$(34,675,393)	$1,532,323	$(1,699,553)		$(34,842,623)
Net loss per common share
Basic and Diluted	$(1.04)				$(1.02)
Weighted average number of common shares outstanding
Basic and Diluted	33,260,674		975,000	d	34,235,674

On January 5, 2007, American Superconductor Corporation, a Delaware corporation (“AMSC” or the “Company”), completed the acquisition (the “Acquisition”) of Windtec Consulting, GmbH, (“Windtec”), a company incorporated according to the laws of Austria, pursuant to a Stock Purchase Agreement (the “Stock Purchase Agreement”) dated November 28, 2006 between the Company and the Gerald Hehenberger Privatstiftung, a trust incorporated according to the laws of Austria (the “Trust”). Pursuant to the Stock Purchase Agreement, the Company purchased from the Trust all of the issued and outstanding shares of Windtec, for which the Company paid the Trust 1,300,000 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), at closing on January 5, 2007. Additionally, the Company may pay the Trust up to an additional 1,400,000 shares of Common Stock upon Windtec’s achievement of specified revenue objectives during the first four full fiscal years following the closing of the Acquisition. As a result of this transaction, Windtec is a wholly-owned subsidiary of the Company.

The unaudited condensed combined pro forma statement of operations for the year ended March 31, 2007 was prepared by combining the Company’s historical audited statement of operations for the fiscal year ended March 31, 2007 with Windtec’s historical unaudited statement of operations for the nine months ended January 4, 2007 and gives pro forma effect to the Acquisition as if the transaction had occurred on April 1, 2006. The historical unaudited statements of operations of Windtec were translated from the Euro to U.S. dollar using the average exchange rate for the period presented.

The pro forma adjustments represent the Company’s preliminary determination of purchase accounting adjustments and are based upon available information and certain assumptions that the Company believes to be reasonable under the circumstances. The pro forma adjustments and certain assumptions are described in the accompanying notes. The unaudited pro forma condensed combined statement of operations for the year ended March 31, 2007 does not purport to be indicative of the results of operations of the Company had such transactions actually been completed as of the assumed dates and for the period presented, or which may be obtained in the future.

The pro forma adjustments are as follows:

(a)	To record the elimination of product sales and the related costs of revenue for transactions between AMSC and Windtec during the nine-month period ended December 31, 2006.
(b)	To record amortization expense of $600,000 (costs of revenue) and $1,666,071 (selling, general, and administrative expense) related to the acquired intangible assets for the nine-month period ended December 31, 2006.
(c)	To record an income tax benefit on pro forma adjustments to income related to the establishment of deferred tax liabilities associated with the purchase of non-deductible identifiable intangible assets.
(d)	To record an increase in the pro forma weighted average number of outstanding shares to give effect to the shares issued in the Acquisition, as if those shares had been issued on April 1, 2006.